Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-227952) of Verra Mobility Corporation and in the related Prospectus of our report dated March 18, 2019, with respect to the consolidated financial statements and schedule of Verra Mobility Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 18, 2019